           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 3, 1996

                                  $200,000,000

                           DAYTON HUDSON CORPORATION

                           6.75% DEBENTURES DUE 2028
                                  -----------

    The Debentures will mature on January 1, 2028. Interest on the Debentures is payable semi-annually on January 1 and July 1 of each year, commencing July 1, 1998 (each an "Interest Payment Date"). The Debentures are not redeemable prior to maturity and will not be entitled to any sinking fund. The Debentures will be represented by one or more global Debentures registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Debentures", owners of beneficial interests in the global Debentures will not be considered the Holders thereof and will not be entitled to receive any delivery of Debentures in definitive form. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity and secondary market trading activity in the Debentures will therefore settle in immediately available funds. See "Description of Debentures".
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                                ----------------

                                                                 INITIAL PUBLIC
                                                                    OFFERING      UNDERWRITING     PROCEEDS TO
                                                                    PRICE(1)       DISCOUNT(2)    COMPANY(1)(3)
                                                                ----------------  -------------  ----------------
Per Debenture.................................................      99.564%          0.875%          98.689%
Total.........................................................   $  199,128,000   $   1,750,000  $    197,378,000

--------------

(1) Plus accrued interest from January 1, 1998 to the date of delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $100,000 payable by the Company.

                                 --------------

    The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Debentures will be made through the facilities of The Depository Trust Company in New York, New York on or about January 9, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

            MERRILL LYNCH & CO.

                        J.P. MORGAN & CO.

                                     SALOMON SMITH BARNEY

                                 --------------

           The date of this Prospectus Supplement is January 6, 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following are the ratios of earnings to fixed charges for each of the fiscal years in the five-year period ended February 1, 1997, and the nine-month periods ended November 2, 1996 and November 1, 1997.

                             FISCAL YEAR ENDED                                       NINE MONTHS ENDED
----------------------------------------------------------------------------  --------------------------------
 JANUARY 30,     JANUARY 29,     JANUARY 28,     FEBRUARY 3,    FEBRUARY 1,     NOVEMBER 2,      NOVEMBER 1,
     1993            1994            1995           1996           1997            1996             1997
--------------  --------------  --------------  -------------  -------------  ---------------  ---------------
    2.22x            2.19            2.43           1.94           2.46            2.04             2.92

    Earnings, as used to calculate the ratio of earnings to fixed charges, consist of consolidated earnings before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense, dividends on preferred stock, if any, and the percentage of rental expense on operating leases which is deemed representative of the interest factor.

                           DESCRIPTION OF DEBENTURES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE DEBENTURES OFFERED HEREBY (REFERRED TO IN THE ACCOMPANYING PROSPECTUS AS THE "DEBT SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

    The Debentures will be issued under an Indenture, dated as of October 3, 1996, as amended or supplemented from time to time (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee. The provisions of the Indenture are more fully described in the Prospectus. The Company and certain subsidiaries from time to time maintain deposit accounts with the Trustee and conduct other banking transactions with the Trustee in the ordinary course of their business. The Trustee also acts as the transfer agent and registrar for the Common Stock of the Company and as the issuing and paying agent for its commercial paper.

    The Debentures are unsecured and unsubordinated obligations of the Company and will be limited to $200,000,000 aggregate principal amount. The Debentures will mature on January 1, 2028, and will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from January 1, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 1 and July 1 of each year, commencing July 1, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding December 15 or June 15, as the case may be.

    The Debentures will be issued in the form of one or more fully registered global Debentures which will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

    Ownership of beneficial interests in a global Debenture will be limited to participants and to persons that may hold interests through institutions that have accounts with the Depositary ("participants").

Ownership of beneficial interests by participants in a global Debenture will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such global Debenture. Ownership of beneficial interests in such global Debenture by persons that hold through participants will be shown on, and the transfer of that ownership interest within each participant will be effected only through, records maintained by such participants.

    Payment of principal of and interest on the Debentures represented by any such global Debenture will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Debentures represented thereby for all purposes under the Indenture. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to, or payments made on account of, beneficial ownership interests in a global Debenture representing any Debentures or any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in a global Debenture owning through such participants or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that upon receipt of any payment of principal of or interest on any such global Debenture, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debenture as shown on the records of the Depositary. The accounts to be credited shall be initially designated by the Underwriters. Payments by participants to owners of beneficial interests in a global Debenture held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.

    No global Debenture may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

    A global Debenture representing Debentures is exchangeable for definitive Debentures in registered form, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Debenture or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the "Exchange Act"), (y) the Company in its sole discretion determines that such global Debenture shall be exchangeable for definitive Debentures in registered form and notifies the Trustee thereof, or (z) an Event of Default with respect to the Debentures represented by such global Debenture has occurred and is continuing. Any global Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive Debentures issuable in authorized denominations in registered form, aggregating a like amount. Such definitive Debentures shall be registered in the names of the owners of the beneficial interests in such global Debenture as the Depositary shall direct.

    Except as provided above, owners of beneficial interests in such global Debenture will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no global Debenture representing Debentures shall be exchangeable. Accordingly, each person owning a beneficial interest in such global Debenture must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture or such global Debenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Debenture.

    The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a global Debenture desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and therefore the Depositary will require secondary trading activity in the Debentures to be settled in immediately available funds.

    The Debentures are not redeemable prior to maturity and will not be entitled to the benefit of a sinking fund. The Debentures are subject to defeasance as described under "Description of Debt Securities--Defeasance" in the Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Brothers Inc (the "Underwriters"), and the Underwriters have severally agreed to purchase, in equal proportions, the entire principal amount of the Debentures.

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

    The Underwriters propose to offer the Debentures in part directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.500% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.250% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

    In connection with the offering of the Debentures, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering.

Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Debentures than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debentures sold in the offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF DEBENTURES

    The validity of the Debentures offered hereby is being passed upon for the Company by Faegre & Benson LLP ("Faegre & Benson"), 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, and for the Underwriters by King & Spalding, 1185 Avenue of the Americas, New York, New York 10036. Faegre & Benson may rely on King & Spalding as to matters of New York law, and King & Spalding may rely on Faegre & Benson as to matters of Minnesota law.

    Members of the Faegre & Benson firm and members of their families own an aggregate of less than 0.1% of the outstanding shares of the Company's Common Stock.

PROSPECTUS

                           DAYTON HUDSON CORPORATION

                       DEBT SECURITIES AND DEBT WARRANTS
                 PREFERRED SHARES AND PREFERRED SHARE WARRANTS
                     COMMON STOCK AND COMMON STOCK WARRANTS
                                     UNITS
                                  -----------

    Dayton Hudson Corporation (the "Corporation") intends to offer from time to time in one or more series its unsecured debt securities (the "Debt Securities"), warrants to purchase the Debt Securities ("Debt Warrants"), shares of preferred stock (the "Preferred Shares"), interests in which may be represented by depositary shares ("Depositary Shares"), shares of common stock, $.3333 par value per share (the "Common Stock"), warrants to purchase the Preferred Shares or Depositary Shares ("Preferred Share Warrants") or warrants to purchase Common Stock ("Common Stock Warrants," and together with the Debt Warrants and Preferred Share Warrants, the "Securities Warrants"), with an aggregate initial public offering price (including the exercise price of any Securities Warrants) of up to $1,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"), on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock and Securities Warrants may be offered separately or as a part of units consisting of one or more such securities ("Units," and together with the Debt Securities, Preferred Shares, Depositary Shares, Common Stock and Securities Warrants, the "Offered Securities"), in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

    Specific terms of the Offered Securities, including such terms as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate and time of payment of interest, terms for redemption at the option of the Corporation or repayment at the option of the holder, terms for sinking fund payments and the initial public offering price; (ii) in the case of Preferred Shares, the specific title, any dividend, liquidation, redemption, conversion, voting and other rights, and the initial public offering price and whether interests in the Preferred Shares will be represented by Depositary Shares;
(iii) in the case of Common Stock, the number of shares or fractional interests therein, the initial public offering price and other rights in connection with the offer and sale of the Common Stock; and (iv) in the case of Securities Warrants, where applicable, the duration, offering price, exercise price and detachability, are set forth in the accompanying Prospectus Supplement. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of such Offered Securities, as will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to and any listing on a securities exchange of the Offered Securities covered by the Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is October 3, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated in and made a part of this Prospectus by reference: (i) Annual Report on Form 10-K for the year ended February 3, 1996 (which incorporates by reference certain portions of the Corporation's 1995 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of the Corporation's definitive Notice and Proxy Statement for the Corporation's 1996 Annual Meeting of Shareholders); (ii) Quarterly Reports on Form 10-Q for the quarters ended May 4, 1996 and August 3, 1996; (iii) Current Reports on Form 8-K dated May 1, 1996, June 12, 1996 and September 11, 1996; (iv) Registration Statement on Form 8-A filed with respect to Preferred Share Purchase Rights dated September 12, 1996; and (v) Registration Statement on Form 8-A filed with respect to the Common Stock.

    All documents filed by the Corporation with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Corporation will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Secretary, Dayton Hudson Corporation, 777 Nicollet Mall, Minneapolis, Minnesota 55402. Telephone requests may be directed to 612/370-6948.

    No person is authorized to give any information or to make any representations other than those contained in this Prospectus or a Prospectus Supplement in connection with the offering described herein and therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized. This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus and a Prospectus Supplement relating to particular Offered Securities shall not constitute an offer of any of the other Offered Securities covered by this Prospectus. The delivery of this Prospectus or any Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy the Offered Securities in any circumstances in which such offer or solicitation of an offer to buy the Offered Securities is unlawful.

                             AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Corporation can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy and information statements and other information concerning the Corporation can also be inspected at the offices of the New

York Stock Exchange at 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

    Additional information regarding the Corporation and the Offered Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Offered Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Corporation and the Offered Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                                THE CORPORATION

    The Corporation is a national general merchandise retail company operating through three separate operating divisions: Target upscale discount stores, Mervyn's middle-market promotional department stores and the Department Store Division which operates traditional department stores. At August 3, 1996, these operating divisions operated 1,079 stores in 37 states.

    The Corporation was incorporated in Minnesota in 1902. All references to the "Corporation" herein relate to Dayton Hudson Corporation and its subsidiaries and their predecessors unless otherwise indicated by the context. The Corporation's principal executive offices are located at 777 Nicollet Mall, Minneapolis, Minnesota 55402 (telephone 612/370-6948).

    Additional information concerning the Corporation is included in the documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be added to the general funds of the Corporation and may be used to meet working capital requirements, for capital expenditures relating to the construction and fixturing of certain of the Corporation's new stores and remodeling of certain of the Corporation's existing stores, to refinance certain debt, or to finance acquisitions of real estate, other assets or companies. Pending such applications, the funds may be invested in short-term marketable securities.

                                    BUSINESS

GENERAL

    The data reported below detail the operations of the Corporation's business segments.

                                                                             FISCAL YEAR ENDED
                                                 -------------------------------------------------------------------------
                                                  FEBRUARY 1,    JANUARY 30,    JANUARY 29,    JANUARY 28,    FEBRUARY 3,
                                                     1992           1993           1994           1995           1996*
                                                 -------------  -------------  -------------  -------------  -------------
                                                                           (MILLIONS OF DOLLARS)
Revenues
  Target.......................................    $   9,041      $  10,393      $  11,743      $  13,600      $  15,807
  Mervyn's.....................................        4,143          4,510          4,436          4,561          4,516
  Department Store Division....................        2,931          3,024          3,054          3,150          3,193
                                                 -------------  -------------  -------------  -------------  -------------
    Total revenues.............................    $  16,115      $  17,927      $  19,233      $  21,311      $  23,516
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------
Operating profit
  Target.......................................    $     458      $     574      $     662      $     732      $     719
  Mervyn's.....................................          284            284            179            206            100
  Department Store Division....................          168            228            268            270            184
                                                 -------------  -------------  -------------  -------------  -------------
    Total operating profit.....................          910          1,086          1,109          1,208          1,003
  Interest expense, net........................          398            437            446            426            442
  Corporate and other..........................           40             38             56             68             60
                                                 -------------  -------------  -------------  -------------  -------------
Earnings before income taxes...................    $     472      $     611      $     607      $     714      $     501
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------
Operating profit as a percent of revenues
  Target.......................................          5.1%           5.5%           5.6%           5.4%           4.6%
  Mervyn's.....................................          6.9            6.3            4.0            4.5            2.2
  Department Store Division....................          5.7            7.5            8.8            8.6            5.8
EBITDA (earnings before interest, income taxes,
  depreciation and amortization)
  Target.......................................    $     667      $     810      $     926      $   1,026      $   1,047
  Mervyn's.....................................          401            419            325            351            250
  Department Store Division....................          268            332            372            378            297
  Corporate and other..........................          (39)           (37)           (55)           (67)           (57)
                                                 -------------  -------------  -------------  -------------  -------------
    Total EBITDA...............................    $   1,297      $   1,524      $   1,568      $   1,688      $   1,537
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------
EBITDA as a percent of revenues
  Target.......................................          7.4%           7.8%           7.9%           7.5%           6.6%
  Mervyn's.....................................          9.7            9.3            7.3            7.7            5.5
  Department Store Division....................          9.1           11.0           12.2           12.0            9.3
Assets
  Target.......................................    $   4,393      $   4,913      $   5,495      $   6,247      $   7,330
  Mervyn's.....................................        2,686          3,042          2,750          2,917          2,776
  Department Store Division....................        2,317          2,292          2,240          2,392          2,309
  Corporate and other..........................           89             90            293            141            155
                                                 -------------  -------------  -------------  -------------  -------------
    Total assets...............................    $   9,485      $  10,337      $  10,778      $  11,697      $  12,570
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------
Depreciation and amortization
  Target.......................................    $     209      $     236      $     264      $     294      $     328
  Mervyn's.....................................          117            135            146            145            150
  Department Store Division....................          100            104            104            108            113
  Corporate and other..........................            1              1              1              1              3
                                                 -------------  -------------  -------------  -------------  -------------
    Total depreciation and amortization........    $     427      $     476      $     515      $     548      $     594
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------
Capital Expenditures
  Target.......................................    $     605      $     571      $     716      $     842      $   1,067
  Mervyn's.....................................          303            294            180            146            273
  Department Store Division....................          106             72             80             96            161
  Corporate and other..........................            2              1              2             11             21
                                                 -------------  -------------  -------------  -------------  -------------
    Total capital expenditures.................    $   1,016      $     938      $     978      $   1,095      $   1,522
                                                 -------------  -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------  -------------

--------------
*   Consisted of 53 weeks.

   In 1995, operating profit and EBITDA reflect a net reduction of $2 million, $5 million and $3 million for Target, Mervyn's and the Department Store Division, respectively, related to the sale of securitized accounts receivable. Segment assets include accounts receivable sold to Dayton Hudson Receivables Corporation, a wholly-owned subsidiary, in connection with this transaction.

   Operating profit is LIFO earnings from operations before corporate expense, interest and income taxes.

TARGET

    Target is an upscale discount chain which provides quality merchandise at low prices in guest-friendly stores. Target operated 714 stores in 37 states at August 3, 1996.

MERVYN'S

    Mervyn's is a middle-market promotional department store chain emphasizing name-brand and private-label casual apparel and home soft goods. Mervyn's operated 299 stores in 16 states at August 3, 1996.

DEPARTMENT STORE DIVISION

    The Department Store Division offers trend leadership, quality merchandise and superior service. At August 3, 1996, the Department Store Division operated 66 Dayton's, Hudson's and Marshall Field's stores in nine states.

            RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges and to fixed charges and preferred stock dividends for each of the years in the five-year period ended February 3, 1996, and the six-month periods ended July 29, 1995 and August 3, 1996:

                                                                                                                      SIX MONTHS
                                                                 FISCAL YEAR ENDED                                       ENDED
                                -----------------------------------------------------------------------------------  -------------
                                  FEBRUARY 1,      JANUARY 30,      JANUARY 29,      JANUARY 28,      FEBRUARY 3,
                                     1992             1993             1994             1995             1996        JULY 29, 1995
                                ---------------  ---------------  ---------------  ---------------  ---------------  -------------
Ratio of Earnings to Fixed
  Charges.....................          2.00x            2.22             2.19             2.43             1.94            1.22
Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends...................          1.85x            2.06             2.04             2.25             1.81            1.14


                                  AUGUST 3,
                                    1996
                                -------------
Ratio of Earnings to Fixed
  Charges.....................         1.86
Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends...................         1.73

    For purposes of computing the ratios of earnings to fixed charges, income before income taxes plus fixed charges less capitalized interest has been divided by fixed charges. For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, income before income taxes plus fixed charges less capitalized interest has been dividend by fixed charges and pretax earnings required to cover preferred stock dividends. Fixed charges consist of interest on short-term borrowings and long-term debt, amortization of debt expense, capitalized interest and the interest portion of rental expense. Pretax earnings required to cover preferred stock dividends have been computed by dividing preferred stock dividends, adjusted for the tax benefits related to the unallocated shares, by one minus the Corporation's effective income tax rate.

                         DESCRIPTION OF DEBT SECURITIES

    The following descriptions of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Corporation and the trustee named in the applicable Prospectus Supplement as trustee (the "Trustee"). The form of the Indenture is filed a an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Section numbers below refer to provisions of the Indenture. In the event that the Corporation issues Bearer Securities (as defined in the Indenture), additional provisions of the Indenture relating to such Bearer Securities will be discussed in the applicable Prospectus Supplement.

GENERAL

    The Debt Securities will be unsecured obligations of the Corporation.

    The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301)

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms of the Debt
Securities: (i) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the Debt Securities will mature; (v) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Debt Securities will accrue, the Interest Payment Dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (vii) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Corporation, and the other detailed terms and provisions of such sinking fund; (viii) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Corporation or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (ix) the currency or currencies of denomination and payment; (x) if the currency or currencies of payment are at the Corporation's or Holder's election, the manner in which such election may be made; (xi) the application of defeasance provisions to the Debt Securities: (xii) Any changes to the restrictive covenants included for the benefit of Holders of the Debt Securities; (xiii) any additional Events of Default provided with respect to the Debt Securities; and
(xiv) whether the Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, if so, the Depositary for such Global Securities. (Section 301)

    Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the Place of Payment designated for such Debt Securities, provided that payment of interest may, at the option of the Corporation, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account in such currency designated by such Person in writing not less than ten days prior to the date of such payment. (Sections 305, 307, 1002)

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section
302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

    Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

    Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Corporation that may adversely affect Holders.

    The Indenture provides that any corporation into which the Trustee is merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee is a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee shall, with the written approval of the Corporation, be the successor Trustee under the Indenture, provided such corporation shall be otherwise qualified and eligible under the Indenture. If the Trustee's successor by merger, conversion, consolidation or sale shall not have received the written approval of the Corporation, such successor shall resign within 20 days after such merger, conversion, consolidation or sale and such vacancy in the office of the Trustee shall be filled by the Corporation in the manner specified in
Section 610 of the Indenture. (Sections 610 and 612)

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The various restrictive provisions of the Indenture applicable to the Corporation and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Corporation and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture and investments by the Corporation or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries defined as such by the Indenture, I.E., Eighth Street Development Company, Dayton Hudson Capital Corporation and Dayton Hudson Receivables Corporation, certain finance Subsidiaries acquired or formed subsequent to the date of the Indenture, those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture) and any Subsidiary, a majority of the voting stock of which is owned by Unrestricted Subsidiaries. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary of which all of the outstanding capital stock (except directors' qualifying shares) is owned by the Corporation and its other Wholly-owned Restricted Subsidiaries. (Section 101)

    An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless the Corporation would be permitted immediately thereafter to incur additional Secured Funded Debt and Attributable Debt under the terms of the Indenture. (Section 1010(a))

RESTRICTIONS ON SECURED FUNDED DEBT

    The Corporation may not, and may not permit any Restricted Subsidiary to, issue, assume, guarantee, incur or create any Secured Funded Debt without first making effective provision whereby the Debt Securities shall be secured equally and ratably with (or prior to) such Secured Funded Debt, unless immediately thereafter the sum of the aggregate amount of all outstanding Secured Funded Debt of the Corporation and its Restricted Subsidiaries together with all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions does not exceed 5% of Consolidated Net Tangible Assets. Compliance with the requirements of the foregoing restriction shall be determined without regard to (i) Secured Funded Debt of a Restricted Subsidiary owing to the Corporation or a Wholly-owned Restricted Subsidiary,
(ii) Secured Funded Debt resulting from the Mortgage of property of the Corporation or any Restricted Subsidiary in favor of the United States or any State or any instrumentality thereof to secure partial, progress, advance or other payments, (iii) Secured Funded

Debt secured by a Mortgage on property of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary, (iv) Secured Funded Debt secured by a Mortgage on property, shares of stock or Indebtedness existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction Mortgages, (v) Secured Funded Debt secured by a Mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from federal income tax pursuant to Section 103(b) and related Sections of the Internal Revenue Code of 1986, as amended, or (vi) any extension, renewal or refunding, in whole or in part, of any Secured Funded Debt permitted under the restrictions described in the first sentence of this paragraph or of any Secured Funded Debt of any Restricted Subsidiary outstanding at February 3, 1996 or of any corporation outstanding at the time such corporation became a Restricted Subsidiary. (Section 1008)

    "Secured Funded Debt" means Funded Debt which is secured by a Mortgage upon any assets of the Corporation or a Restricted Subsidiary. (Section 101)

    "Funded Debt" means Indebtedness maturing more than 12 months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business) and Funded Debt secured by a Mortgage on property of the Corporation or any Restricted Subsidiary, whether or not assumed, and in the case of any Subsidiary all Preferred Stock of such Subsidiary. Funded Debt does not include any amount in respect of obligations under leases (or guarantees thereof), whether or not such obligations would be included as liabilities on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries. (Section 101)

    "Attributable Debt" means (i) the balance sheet liability amount of capital leases (capital lease obligations and current portion thereof) determined under GAAP, plus (ii) the amount of future minimum lease payments under operating leases required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payment in the Corporation's most recent Annual Report to Shareholders that reflects such a calculation. (Section 101)

    "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (i) all liabilities and liability items, including amounts in respect of obligations under leases (or guarantees thereof) which under GAAP would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (Section 101)

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

    Neither the Corporation nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Operating Property which has been or is to be sold or transferred more than 120 days after the acquisition thereof or the completion of construction and commencement of full operations thereof, unless (a) the Corporation or such Restricted Subsidiary could create Secured Funded Debt on such property pursuant to Section 1008 (see "Restrictions on Secured Funded Debt" above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (b) the Corporation, within 120 days, applies to the retirement of its Secured Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of an Operating Property leased pursuant to such arrangement or (ii) the fair value of the Operating

Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries, or (b) involving a lease for a period of three years or less. (Section 1009) "Operating Property" is defined as any retail store, distribution center or other property related to the general retail business of the Corporation or any Subsidiary, parking facilities, and any equipment located at or comprising a part of any such property having a net book value in excess of .35% of Consolidated Net Tangible Assets (which has been owned and operated by the Corporation or any Restricted Subsidiary for more than 90 days). (Section
101)

RESTRICTIONS ON MERGER AND SALE OF ASSETS

    The Corporation may consolidate with or merge into any other corporation, or transfer substantially all its properties and assets to any Person, and any other Person may consolidate with or merge into the Corporation, or transfer substantially all its properties and assets to the Corporation, provided that
(i) the Person (if other than the Corporation) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall assume payment of the principal of, premium, if any, and interest on the Debt Securities and the performance and observance of the covenants of the Indenture, and (ii) except in the case of a merger or consolidation of the Corporation and a Restricted Subsidiary, either (a) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series shall have consented thereto or (b) immediately thereafter under the terms of the Indenture the successor corporation would be permitted to become liable for an additional amount of Secured Funded Debt. (Section 801) Notwithstanding the provisions summarized in this paragraph, the Corporation may, without complying with such provisions, sell all of its property and assets to another corporation if, immediately after giving effect to such sale, such corporation is a Wholly-owned Restricted Subsidiary of the Corporation and the Corporation would be permitted to become liable for an additional amount of Secured Funded Debt. (Section 803)

MODIFICATION AND WAIVER

    Certain modifications and amendments of the Indenture may be made by the Corporation and the Trustee only with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security;
(ii) reduce the principal amount of, or the interest (or premium, if any) on, any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal or interest (or premium, if any) on any such Debt Security is payable;
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

    The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture. (Section 1012) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in any payment of interest on such series; (ii) default in any payment of principal of (or premium, if any, on) such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 90 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series); (v) default under any evidence of Indebtedness for money borrowed (including a default with respect to Debt Securities other than that series) or under any Mortgage, indenture or instrument under which any such Indebtedness is issued or secured (including the Indenture), which results in acceleration of the maturity of such Indebtedness in an outstanding principal amount in excess of $20 million, if such acceleration is not annulled (or if such Indebtedness is not discharged) within 10 days after written notice as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization; or (vii) any other Event of Default provided with respect to Debt Securities of that series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable.

    Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of (or premium, if any) or interest on such Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Sections 501, 502, 513)

    Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture requires the Corporation to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1011) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (Section 602)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 601, 603) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Sections 512, 603)

    No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

DEFEASANCE

    DEFEASANCE AND DISCHARGE. If the terms of a series of Debt Securities so provide and the Corporation deposits or causes to be deposited with the Trustee as trust funds in trust money and/or Government Obligations, as hereinafter defined, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Corporation has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust), and the Corporation will be deemed to have satisfied and discharged the Indenture with respect to such series. (Section 403) In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their Debt Securities. The term "Government Obligations" as used herein shall mean securities of the government which issued the currency in which the Debt Securities of such series are denominated and/or in which interest is payable or of government agencies backed by the full faith and credit of such government. (Section 101)

    Under current federal income tax law, such defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in trust. As a consequence, each holder of such Debt Securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and the value of the holder's interest in the trust, and thereafter will be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described below. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. If the terms of the Debt Securities of any series so provide, the Corporation may omit to comply with certain restrictive covenants in Sections 801,803 and 804 (Consolidation, Merger, Conveyance, Transfer or Lease), and Sections 1005 (Maintenance of Properties), 1007 (Payment of Taxes and Other Claims), 1008 (Restriction on the Creation of Secured Funded Debt), 1009 (Restriction on Sale and Lease-Back Transactions) and 1010 (Restriction on Permitting Unrestricted Subsidiaries to become Restricted Subsidiaries), and Sections 501(4), 501(5), 501(6), 501(7) and 501(8) (if Section 501(8) is specified in the Prospectus Supplement or Prospectus Supplements relating to such Debt Securities), as described in clauses (iv) through (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or

Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if the Corporation has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of the Corporation under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section 1501)

    In the event the Corporation exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) through (vii) under "Events of Default" above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Corporation shall remain liable for such payments. (Section 1501)

    SUBSTITUTION OF COLLATERAL. If the terms of a series of Debt Securities so provide, the Corporation will be permitted at any time to withdraw any money or Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that the Corporation in substitution therefor simultaneously deposits money and/or Government Obligations which would then be sufficient to satisfy the Corporation's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions. (Section 402)

                        DESCRIPTION OF PREFERRED SHARES

    The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Shares. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Restated Articles of Incorporation and the Certificate of Designation, Preferences and Rights ("Certificate of Designation") relating to each series of the Preferred Shares.

GENERAL

    Pursuant to the Corporation's Restated Articles of Incorporation, the Board of Directors of the Corporation has the authority, without further shareholder action, to issue from time to time a maximum of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), including shares issued or reserved for issuance, in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Corporation may determine. The authority of the Board of Directors of the Corporation includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof;
(ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Corporation; (v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible; (vii) the voting rights, if any, which shall apply; and (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. At August 3, 1996, 392,084 shares of Preferred Stock were outstanding. Shares of Preferred Stock purchased, redeemed or converted by the Corporation shall be retired and canceled and restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued.

    As described under "DESCRIPTION OF DEPOSITARY SHARES," the Corporation may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Shares) in a share of the particular series of the Preferred Shares issued and deposited with a Depositary (as defined below).

    The Preferred Shares shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including (i) the title and liquidation preference of such Preferred Shares and the number of shares offered; (ii) the initial public offering price at which such Preferred Shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; (vi) whether the Corporation has elected to offer Depositary Shares as described under "DESCRIPTION OF DEPOSITARY SHARES"; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Shares, each series of the Preferred Shares will rank on a parity in all respects with the outstanding shares of each other series of the Preferred Shares and will rank senior to the Corporation's Series B ESOP Convertible Preferred Stock and Corporation's Series A Junior Participating Preferred Stock described below. The Preferred Shares will have no preemptive rights to subscribe for any additional securities which may be issued by the Corporation. Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company of New York will be the transfer agent and registrar for the Preferred Shares and any Depositary Shares.

DIVIDENDS

    The holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Corporation on such record dates as will be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

    Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Corporation fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative ("Noncumulative Preferred Shares"), then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Corporation will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    No full dividends will be declared or paid or set apart for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Preferred Shares for any period unless full dividends on the Preferred Shares of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Shares and any Preferred Stock ranking on a parity as to dividends with the Preferred Shares, all dividends declared or made upon Preferred Shares of each series and any Preferred Stock ranking on a parity as to dividends with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares of each series and such Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Shares, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Shares and such Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Shares shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Shares which may be in arrears.

REDEMPTION

    A series of the Preferred Shares may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Shares redeemed by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock.

    The Prospectus Supplement relating to a series of the Preferred Shares which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Shares which shall be redeemed by the Corporation in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Shares. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Corporation, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital stock of the Corporation pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Shares.

    If fewer than all of the outstanding shares of any series of the Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Shares of any series are in arrears, no Preferred Shares of such series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Preferred Shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Shares.

    Unless otherwise specified in the applicable Prospectus Supplement, notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 40 nor more than 70 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Corporation. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Shares called for redemption (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Shares so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Corporation. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, the Corporation will comply with all applicable provisions of the Exchange Act.

CONVERSION

    The Prospectus Supplement relating to a series of the Preferred Shares which is convertible will state the terms on which shares of that series are convertible into shares of Common Stock or a series of Preferred Stock.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of the Preferred Shares and any Preferred Stock ranking on a parity with such series of Preferred Shares upon liquidation, will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to such series of the Preferred Shares upon liquidation, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Shares plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Shares is cumulative, for all dividend periods prior thereto. Neither the sale of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Preferred Shares of any series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with such series of the Preferred Shares shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Shares or other securities of the Corporation ranking as to any such distribution on a parity with the Preferred Shares of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Shares, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote. In the event the Corporation issues shares of a series of the Preferred Shares, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "DESCRIPTION OF DEPOSITARY SHARES," if the Corporation elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Shares, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Shares having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Shares or a series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of the Preferred Shares.

    So long as any Preferred Shares of any series remain outstanding, the Corporation will not, without the consent of the holders of the outstanding Preferred Shares of such series and outstanding shares of all series of Preferred Stock ranking on a parity with the Preferred Shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable, by a vote of at least two-thirds of all such outstanding Preferred Shares and shares of Preferred Stock voting together as a class, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Preferred Shares with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Corporation's Restated Articles of Incorporation or of the resolutions contained in a Certificate of Designation for any series of the Preferred Shares designating such series of the Preferred Shares and the preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

OUTSTANDING PREFERRED STOCK

    The Corporation has established the terms of two series of Preferred Stock: the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") which is described more fully below in "DESCRIPTION OF COMMON STOCK--Rights Agreement;" and the Series B ESOP Convertible Preferred Stock (the "Series B Preferred Stock"). Shares of Series B Preferred Stock are the only shares of Preferred Stock that have been issued to date. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will rank in all respects senior to the outstanding Series B Preferred Stock. The Common Stock of the Corporation, including the Common Stock that may be issued as Offered Securities or upon conversion or exercise of Offered Securities, will be subject to any prior rights of the Preferred Stock then outstanding or thereafter issued. Therefore, the rights of the outstanding Preferred Stock, described below, and any Preferred Stock that may be subsequently issued, may limit the rights of the holders of the Common Stock of the Corporation. At August 3, 1996, the Corporation had outstanding 392,084 shares of Series B Preferred Stock.

    All outstanding shares of Series B Preferred Stock are held of record by a trustee acting on behalf of the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan, or any successor to such plan (the "Plan"). The Series B Preferred Stock provides for cumulative quarterly dividends equal to $56.20 per annum, subject to adjustment. The Series B Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation at any time after January 19, 2000 at a price equal to $864.60 per share plus accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price"). In addition, the Corporation may redeem, in whole or in part, the Series B Preferred Stock at any time after a change in any statute, rule or regulation which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for certain amounts paid on the Series B Preferred Stock at a price equal to the higher of the Redemption Price and the per share fair market value of the Series B Preferred Stock (determined as set forth in the Certificate of Designation for the Series B Preferred Stock). The Corporation shall redeem the Series B Preferred Stock in the event the Plan is terminated or the employee stock ownership feature of the Plan is terminated or eliminated from the Plan at a price equal to the higher of the Redemption Price and the per share fair market value of the Series B Preferred Stock. The Series B Preferred Stock may be redeemed in whole or in part at the option of the holder thereof in certain circumstances related to (i) the payment by the holder of indebtedness incurred by or for the benefit of the Plan or (ii) distributions required to be made by the holder under the Plan.

    The Series B Preferred Stock is mandatorily convertible, without any further action on the part of the Corporation or the holder thereof, into Common Stock at the then applicable conversion price (as defined in the Certificate of Designation for the Series B Preferred Stock) when record ownership of the shares of Series B Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of Series B Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of Series B Preferred Stock held by such holder into shares of Common Stock at the then applicable conversion price. The Series B Preferred Stock does not have preemptive rights.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of Common Stock, $864.60 per share, plus accrued and unpaid dividends. The holders of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of voting capital stock of the Corporation as one class. In addition, the vote of at least two-thirds of the outstanding shares of Series B Preferred Stock is necessary to adopt any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation or the Certificate of Designation for the Series B Preferred Stock if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock as to affect them adversely. The vote of a majority of the outstanding shares of Series B Preferred Stock is also necessary for increases in the capital of the Corporation allowable to the Common Stock if, as a result thereof, the surplus of the Corporation for purposes of the Minnesota Business Corporation Act would be less than the amount of dividends that would accrue on the then outstanding Series B Preferred Stock during the following three years. Except as otherwise required by law or set forth above, holders of Series B Preferred Stock have no special voting rights.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares.

GENERAL

    The Corporation may, at its option, elect to offer fractional interests in Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Corporation will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Shares) in a share of a particular series of the Preferred Shares as described below.

    The shares of any series of the Preferred Shares underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Shares underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation of rights).

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

    Upon surrender of the Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Shares and any money or other property represented by such Depositary Shares. Partial Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred

Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for the Preferred Shares except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Corporation to holders of the Preferred Shares shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 or not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Corporation redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary, as to the exercise of the voting rights pertaining to the number of shares of Preferred Shares underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Shares.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Shares. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Shares in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Shares will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Shares.

    Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

    The following description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may pertain. The description of certain provisions of the Common Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Restated Articles of Incorporation and bylaws and the Certificate of Designation relating to the Series A Preferred Stock.

GENERAL

    The Board of Directors of the Corporation is authorized to issue a maximum of 1,500,000,000 shares of Common Stock. As of August 3, 1996, 216,731,031 shares of Common Stock were issued and outstanding. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Corporation out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Corporation, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Corporation. The outstanding shares of Common Stock are fully paid and nonassessable, and any shares of Common Stock issued as Offered Securities and any shares of Common Stock issuable upon exercise of Common Stock Warrants or the conversion of Debt Securities or Preferred Shares that are convertible into Common Stock will be fully paid and nonassessable. The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York. Each share of Common Stock also includes a right to purchase certain Preferred Stock. See "Rights Agreement" below.

ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

    The Corporation's Restated Articles of Incorporation contain certain provisions that may reduce the likelihood of a change in management or voting control of the Corporation without the consent of the Board of Directors. These provisions could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of the Corporation's shareholders might consider to be in the shareholders' best interests, including tender offers or attempts that might result in a premium over the market price for the Common Stock.

    FAIR PRICE PROVISION. Article IV of the Restated Articles of Incorporation of the Corporation provides that certain transactions ("business combinations") with certain beneficial owners of 10% or more of the voting capital stock of the Corporation ("interested shareholders") require, in addition to any affirmative vote required by law, the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of the Corporation, voting as a single class. Business combinations include, without limitation, any merger, consolidation, or statutory exchange of shares of the Corporation with an interested shareholder; any sale, lease, pledge, or other disposition to or from an interested shareholder or the Corporation of any assets of the Corporation or the interested shareholder, respectively, with a value equal to or greater than 10% of the book value of the consolidated assets of the Corporation; the adoption of any plan for the liquidation or dissolution of the Corporation proposed by or on behalf of an interested shareholder; and any transaction that has the effect of increasing the proportionate share of capital stock of the Corporation beneficially owned by an interested shareholder. An affirmative vote by the shareholders is not required to approve a business combination under Article IV if the business combination has been approved by a majority of those directors who were members of the Board of Directors prior to the time that the interested shareholder involved in the business combination became an interested shareholder or whose election or nomination was approved by a majority of such directors ("continuing directors"). An affirmative vote is also not required if the business combination meets certain conditions specified in Article IV, including, without limitation, that certain minimum consideration be received in the business combination by holders of capital stock of the Corporation, that the interested shareholder not acquire any additional shares of capital stock of the Corporation after becoming an interested shareholder (except as approved by the continuing directors), and that a proxy or information statement describing the proposed business combination be mailed to all holders of capital stock of the Corporation as least 30 days prior to the consummation of the business combination. The affirmative vote of the holders of not less than 75% of the votes entitled to be cast by the holders of then outstanding shares of voting stock of the Corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, Article IV of the Restated Articles of Incorporation.

    PREFERRED STOCK. In addition to the Series B Preferred Stock discussed above and the Series A Preferred Stock discussed below, the Corporation's Restated Articles of Incorporation permit the Board of Directors to issue Preferred Stock at any time without shareholder approval. Preferred stock is sometimes used to discourage or make more difficult attempts to take control of a company by means of a merger, tender offer, proxy contest or otherwise through the issuance without shareholder approval of shares with supervoting rights or other features that could thwart a takeover by reducing the ability of the suitor to acquire the necessary voting shares to obtain control.

    CLASSIFIED BOARD. Pursuant to Article VI of the Restated Articles of Incorporation, directors of the Corporation are divided into three classes and elected for staggered terms. At each annual meeting of shareholders approximately one third of the directors is elected to serve a three-year term. Directors serving staggered terms can be removed from office only upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation, voting together as a single class. The affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all of the outstanding shares of voting stock of the Corporation, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, this provision of the Restated Articles of Incorporation.

    NOMINATION PROCEDURES. Article VI of the Corporation's Restated Articles of Incorporation also establishes procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be received by the Secretary of the Corporation not less than 60 days prior to meetings of the shareholders of the Corporation.

    AMENDMENT OF BYLAWS. The Corporation's bylaws give the Board of Directors the power to adopt, amend and repeal the bylaws, subject to limitations on such power contained in the Minnesota Business Corporation Act and subject to the power of the shareholders to change or repeal the bylaws.

RIGHTS AGREEMENT

    Each share of the Corporation's Common Stock, including those that may be issued as Offered Securities or upon conversion or exercise of Offered Securities, is accompanied by one preferred share purchase right (a "Right"). Once exercisable, each Right entitles the registered holder to purchase one three-hundredth of a share of the Series A Preferred Stock. Until a Right is exercised, the holder of a Right, as such, will have no rights as a shareholder of the Corporation including, without limitation, the right to vote or receive dividends. The description and terms of the Rights are set forth in the Rights Agreement, dates as of September 11, 1996, between the Corporation and First Chicago Trust Company of New York, as Rights Agent.

    The Rights trade automatically with shares of Common Stock and become exercisable only under the circumstances described below. The Rights are designed to protect the interests of the Corporation and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Corporation's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

    Shares of Series A Preferred Stock purchasable upon exercise of the rights will rank junior to all other series of the Corporation's Preferred Stock, including the Preferred Shares, and will not be redeemable. Each share of Series A Preferred Stock will, subject to the rights of senior securities of the Corporation, including outstanding Preferred Shares, if any, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $3.00 per share or 300 times the quarterly dividend declared per share of Common Stock. Upon the liquidation of the Corporation, the holders of the Series A Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $300 per share plus all accrued and unpaid dividends or 300 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation, statutory share exchange or other similar transaction, each share of Series A Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 300 times the amount received per share of Common Stock. These rights of the Series A Preferred Stock are protected by customary antidilution provisions. Each share of Series A Preferred Stock will have 300 votes per share and, except as otherwise required by law, will vote together with the Common Stock.

    The purchase price for each one three-hundredth of a share of Series A Preferred Stock is $100.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Series A Preferred Stock or issuance of warrants for, or securities convertible on certain terms into, shares of Series A Preferred Stock. The number of Rights outstanding and the number of shares of Series A Preferred Stock issuable upon the exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Common Stock.

    The Rights will become exercisable following a "distribution date." A distribution date will occur 15 days after a person or group acquires 20% or more of the outstanding shares of Common Stock or a person or group announces an offer, which, if successful, would result in the acquisition of 30% or more of the outstanding shares of Common Stock (the Board may delay the distribution date following such an offer until the person or group actually acquires at least 20% of the outstanding shares of Common Stock). The Rights have certain additional features that will be triggered upon the occurrence of specified events:

        1. If a person or group acquires at least 20% of the outstanding shares of Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Common Stock at 50% of market value. In addition, if a person or group acquires at least 20% of the outstanding shares of Common Stock, the Board of Directors may, at any time prior to the acquisition by a person or group of 50% or more of the outstanding shares of Common Stock, exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for Common Stock or equivalent securities at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the Common Stock, subject to adjustment.

        2. In the event of certain business combinations involving the Corporation or the sale of 50% or more of the assets or earning power of the Corporation, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

    At any time prior to the acquisition by a person or group of 20% or more of the outstanding shares of Common Stock and in certain circumstances within 20 days after such acquisition, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price. In addition, the shareholders of the Corporation can, under certain circumstances, compel the Board of Directors to redeem the Rights even if the Board of Directors believes that a tender offer of the nature described in the next sentence is not in the shareholders' best interests. A person making a cash tender offer for all of the Corporation's outstanding capital stock and satisfying certain other conditions could require a shareholders meeting to vote upon a resolution requesting that the Board of Directors redeem the Rights to allow the completion of that tender offer or another cash tender offer for all of the Corporation's capital stock at a price not less than that contained in the original tender offer without being affected by the Rights. If the Corporation's shareholders, by a two-thirds vote of the outstanding voting power of the shares of the Corporation, approve such a resolution, and certain other conditions are satisfied, the Rights must be redeemed by the Board and would not affect the completion of the tender offer.

    The Rights will expire on September 26, 2001, unless earlier redeemed by the Corporation. The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights if such amendment cures ambiguities or corrects or supplements defective provisions or does not adversely affect the interests of the holders of the Rights. Otherwise, the terms of the Rights may be amended only with the consent of the holders of a majority of the shares of Common Stock voting for or against such amendment at a meeting of the Corporation's shareholders.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Corporation may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Shares, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Corporation in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share, Depositary Share or share of Common Stock; (v) the date on and after which such Securities Warrants and the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) United States federal income tax consequences; and (ix) any other terms of such Securities Warrants. Securities Warrants for the purchase of Debt Securities will be in registered form only.

    In the case of Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following were applicable; (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share, Depositary Share or share of Common Stock; (iv) the date on and after which such Securities Warrants and the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (v) the number of Preferred Shares, Depositary Shares or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Shares or Depositary Shares of such series or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the closing of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants. The holders of Securities Warrants will be require to pay any tax or governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying securities issued upon such exercise.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants. The Corporation and the Securities Warrant Agent under a Securities Warrant Agreement may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Securities Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants, may be made without the consent of each holder affected thereby.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on the Common Stock;
(ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Corporation shall distribute any rights or warrants to acquire capital stock pursuant to clause (iii) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Rights, make proper provision so that each holder of such Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid for retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase of any of the foregoing.

    In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of the Corporation's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Corporation may offer and sell the Offered Securities in any of three ways; (i) through agents, (ii) through underwriters or dealers, or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities, the proceeds to the Corporation from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Offered Securities may be listed.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the applicable Prospectus Supplement relating to such Offered Securities, the Corporation will authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Corporation and its affiliates in the ordinary course of business.

    All Offered Securities (except shares of Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of trading market for any Offered Securities.

                             VALIDITY OF SECURITIES

    The validity of the Offered Securities will be passed upon for the Corporation by James T. Hale, General Counsel of the Corporation. Mr. Hale owns or has the right to acquire a number of shares of Common Stock which totals less than 1% of the outstanding Common Stock.

                                    EXPERTS

    The consolidated financial statements and related schedule of Dayton Hudson Corporation and subsidiaries included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended February 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included or incorporated therein by reference and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

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NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE DEBENTURES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT, OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH DEBENTURES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                -----------
Ratios of Earnings to Fixed Charges...........         S-2
Description of Debentures.....................         S-2
Underwriting..................................         S-4
Validity of Debentures........................         S-5

                        PROSPECTUS
Incorporation of Certain Documents by
  Reference...................................           2
Available Information.........................           2
The Corporation...............................           3
Use of Proceeds...............................           3
Business......................................           4
Ratios of Earnings to Fixed Charges and to
  Fixed Charges and Preferred Stock
  Dividends...................................           5
Description of Debt Securities................           5
Description of Preferred Shares...............          12
Description of Depositary Shares..............          18
Description of Common Stock...................          21
Description of Securities Warrants............          24
Plan of Distribution..........................          27
Validity of Securities........................          28
Experts.......................................          28

                                  $200,000,000

                           DAYTON HUDSON CORPORATION

                           6.75% DEBENTURES DUE 2028

                                  -----------

                                      [LOGO]

                                  -----------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                              SALOMON SMITH BARNEY

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